Exhibit 99.1

The Inventure Group, Inc. Reports
Fourth Quarter and Fiscal Year 2006 Financial Results

PHOENIX, Ariz. February 15, 2007 — The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the fourth quarter and fiscal year ended December 30, 2006.

Net revenues for the fourth quarter of 2006 were $16.1 million, down 5% compared to $17.0 million in the fourth quarter of 2005.  Net income for the fourth quarter of 2006 was $0.2 million, or $0.01 per basic and diluted share, compared to a net loss of $(1.1) million, or $(0.05) per basic and diluted share in the fourth quarter of 2005.

The fourth quarter net revenue decline was primarily attributable to significantly reduced promotional spending compared to the year-ago period.  This same factor contributed to a 33% increase in fourth quarter gross profit and a $1.2 million improvement in net income versus the year-ago period.  The increase in net income was also positively affected by severance charges, inventory write-offs, and expenses from the write-off of deferred acquisition costs that were incurred in 2005.

Net revenues for fiscal 2006 were $69.8 million, down 7% compared to $75.3 million in fiscal 2005.  Net income for fiscal 2006 was $1.1 million, or $0.06 per basic and diluted share, an increase of 290% compared to net income of $0.3 million, or $0.01 per basic and diluted share in fiscal 2005.

The Company noted that fiscal 2005 results included an extra week of revenue as its fiscal calendar produces a fifty three week year every four years and the extra week occurred in third quarter 2005.  Normalizing revenue to account for the additional week and the elimination of Cinnabon sales, the Company delivered a slight net revenue decrease for the year primarily due to significantly decreasing its promotional spending, attributable to greatly increased promotional spending efficiencies.

The same factors that contributed to increased net income in the fourth quarter applied to the fiscal year as promotional spending efficiencies and reduced selling, general and administrative expenses produced increased net income.

Mr. Eric J. Kufel, President and Chief Executive Officer, commented, “We are very pleased with the Company’s progress in fiscal 2006.  We reversed negative earnings trends, strengthened the culture, management team and key operating processes within the company and strategically positioned the Inventure Group to return to its historical path of long-term revenue and net income growth.”

The Company reported that it is test marketing several new products, including new T.G.I. Friday’s® brand products such as pizza chips and a new version of  Quesadilla snack chips, new Boulder Canyon Natural Foods® products including Spinach and Artichoke flavor chips and new Poore Brothers® brand products including 40% reduced fat kettle cooked potato chips.  The Company continues to conduct product development work on all brands and is contemplating several new licensing opportunities.  The Company has added contract manufacturing customers to leverage its excess capacity and expects to grow its contract manufacturing base in 2007 due to several new initiatives now underway.

“In closing, we believe we have significantly strengthened the Company’s operating capabilities and we plan to realize the benefits of those efforts in 2007 and beyond by focusing on revenue and profit growth through expanding distribution on our existing brands, increasing our pipeline of new products and acquisition opportunities, continuing to improve our key processes and systems, leveraging our manufacturing capacity and building upon our Intensely Different™ culture,” concluded Mr. Kufel.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Fiscal Year Ended
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$16,149,877	$17,016,160	$69,818,930	$75,332,541
Cost of revenues	13,339,336	14,907,081	56,563,445	61,435,762
(Gain) on sale of equipment/Brand discontinuance costs	—	—	—	(194,359)
Gross profit	2,810,541	2,109,079	13,255,485	14,091,138
Selling, general & administrative expenses	2,585,895	3,762,808	11,639,518	13,638,684
Operating income (loss)	224,646	(1,653,729)	1,615,967	452,454
Interest income (expense), net	83,472	(45,454)	260,425	49,274
Income (loss) before income taxes	308,118	(1,699,183)	1,876,392	501,728
Income tax benefit (provision)	(155,299)	632,764	(782,999)	(221,244)
Net income (loss)	$152,819	$(1,066,419)	$1,093,393	$280,484

Earnings (loss) per common share:
Basic	$0.01	$(0.05)	$0.06	$0.01
Diluted	$0.01	$(0.05)	$0.06	$0.01
Weighted average number of common shares:
Basic	19,287,400	20,053,509	19,275,578	19,763,992
Diluted	19,413,160	20,053,509	19,393,345	19,946,941

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 30, 2006	Dec. 31, 2005
	(unaudited)	(unaudited)
Current assets	$20,038,930	$21,411,795
Property and equipment, net	12,534,444	10,109,654
Other assets, net	10,238,890	10,282,120
Total assets	$42,812,264	$41,803,569

Current liabilities	$6,626,269	$7,522,523
Long-term debt	3,973,461	1,681,432
Other long-term liabilities	2,291,542	2,356,757
Total liabilities	12,891,272	11,560,712
Shareholders’ equity	29,920,992	30,242,857
Total liabilities and shareholders’ equity	$42,812,264	$41,803,569

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	Dec. 30, 2006	Dec. 31, 2005
	(unaudited)	(unaudited)
Net cash flows from operating activities	$2,466,979	$487,266
Net cash flows from investing activities	(1,292,191)	(281,999)
Net cash flows from financing activities	(2,198,773)	(185,512)
Net increase (decrease) in cash	(1,023,985)	19,755
Cash and cash equivalents at beginning of period	9,695,245	9,675,490
Cash and cash equivalents at end of period	$8,671,260	$9,695,245